Exhibit 4.2
AMENDMENT NO. 1
TO
SECURITY AGREEMENT
by and among
EARLE M. JORGENSEN COMPANY,
EACH DOMESTIC RESTRICTED SUBSIDIARY OF
EARLE M. JORGENSEN COMPANY
And
THE BANK OF NEW YORK TRUST COMPANY, N.A.
(as successor to The Bank of New York), as Trustee
Dated as of October 26, 2006

AMENDMENT NO. 1 TO SECURITY AGREEMENT
     This AMENDMENT NO. 1 TO SECURITY AGREEMENT (this “Amendment”) dated as of October 26, 2006 by and among Earle M. Jorgensen, a Delaware corporation (the “Issuer Grantor”), each domestic Restricted Subsidiary (as defined in the Indenture referred to below) of the Issuer Grantor and The Bank of New York Trust Company, N.A., a national banking association, as successor trustee (the “Trustee”) under the Indenture amends certain provisions of the Security Agreement dated as of May 22, 2002 by and among the Issuer Grantor, each domestic Restricted Subsidiary of the Issuer Grantor and The Bank of New York, as trustee (the “Security Agreement”).
RECITALS
     A. WHEREAS, the Issuer Grantor’s predecessor has heretofore executed and delivered to The Bank of New York, the Trustee’s predecessor, an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of May 22, 2002, providing for the issuance of the Issuer Grantor’s 9 3/4% Senior Secured Notes due 2012 (the “Notes”), initially in the aggregate principal amount of up to $250,000,000.
     B. WHEREAS, pursuant to and in accordance with Section 1002 of the Indenture and Section 7.2 of the Security Agreement, the Issuer Grantor has obtained, on or prior to the date hereof, the consent of the holders of Notes representing not less than a majority in aggregate principal amount of the outstanding Notes to the amendments to the Security Agreement set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Termination of Security Agreement
     Section 1.01 . At such time as the Issuer Grantor delivers written notice to the Trustee and Global Bondholder Services Corporation, the Depositary for the Notes for purposes of a tender offer and consent solicitation for the Notes, that tendered Notes representing at least a majority in aggregate principal amount of outstanding Notes not owned by the Issuer Grantor or its affiliates (which were not validly withdrawn) have been accepted for purchase pursuant to the Issuer Grantor’s Offer to Purchase and Consent Solicitation Statement dated October 12, 2006, the Security Agreement will terminate in all respects. Upon such termination, the Issuer Grantor will prepare and the Trustee will, at the Issuer Grantor’s sole expense, execute and deliver to the Issuer Grantor, documents to evidence the termination of the security interest and the release of any Lien on the

     Collateral arising under the Security Agreement, including, but not limited to, any termination or release of any financing statement filed with respect to the Collateral.
ARTICLE 2
Miscellaneous
     Section 2.01 . The Security Agreement, as supplemented by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed a part of the Security Agreement in the manner and to the extent herein and therein provided.
     Section 2.02 . THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. THIS AMENDMENT AND THE OTHER NOTE DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
     Section 2.03 . This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed an original and all of which shall constitute together but one and the same agreement.
     Section 2.04 . Capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Security Agreement.
[signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first-above written.

EARLE M. JORGENSEN COMPANY
By:
Name:	Karla Lewis
Title:	Vice President and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title: